Registration No. 33 -

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          UCI Medical Affiliates, Inc.
             (Exact name of registrant as specified in its charter)

      Delaware                                     59-2225346
(State or other jurisdiction of                  (IRS Employer
incorporation or organization)                    Identification No.)

1901 Main Street, Suite 1200
Columbia, South Carolina                               29201
(Address of principal executive offices)            (Zip code)

      UCI Medical Affiliates, Inc. Stock Option Plan for Charles P. Cannon

       UCI Medical Affiliates, Inc. Stock Option Plan for Thomas G. Faulds

      UCI Medical Affiliates, Inc. Stock Option Plan for Ashby Jordan, M.D.

       UCI Medical Affiliates, Inc. Stock Option Plan for Charles M. Potok

                            (Full title of the plans)

                                 JERRY F. WELLS
                             Chief Financial Officer
                          1901 Main Street, Suite 1200
                         Columbia, South Carolina 29201
                                 (803) 252-3661
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                            CALCULATION OF REGISTRATION FEE
========================================= ---------------- -------------------- --------------------- -----------------
          Title of Each Class                                Proposed Maximum     Proposed Maximum
           of Securities to                 Amount to be      Offering Price     Aggregate Offering       Amount of
             be Registered                 Registered (1)      Per Share (2)          Price (2)       Registration Fee
----------------------------------------- ---------------- -------------------- --------------------- -----------------
Common Stock, $0.05 par value (3)              5,000             $ 2.50                      $12,500            $ 4.31
----------------------------------------- ---------------- -------------------- --------------------- -----------------
Common Stock, $0.05 par value (4)              5,000             $ 2.50                      $12,500            $ 4.31
----------------------------------------- ---------------- -------------------- --------------------- -----------------
Common Stock, $0.05 par value (5)              5,000             $ 2.50                      $12,500            $ 4.31
----------------------------------------- ---------------- -------------------- --------------------- -----------------
Common Stock, $0.05 par value (6)              5,000             $ 2.50                      $12,500            $ 4.31
========================================= ================ ==================== ===================== =================
TOTAL                                           --                  --                       $50,000            $17.24
========================================= ================ ==================== ===================== =================

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of additional shares as may become issuable under the plans in connection with share splits, share dividends, and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, based on the exercise prices of outstanding options.

(3) Shares issuable under the UCI Medical Affiliates, Inc. Stock Option Plan for Charles P. Cannon.

(4) Shares issuable under the UCI Medical Affiliates, Inc. Stock Option Plan for Thomas G. Faulds.

(5) Shares issuable under the UCI Medical Affiliates, Inc. Stock Option Plan for Ashby Jordan, M.D.

(6) Shares issuable under the UCI Medical Affiliates, Inc. Stock Option Plan for Charles M. Potok.



This Registration Statement on Form S-8 relates to the shares of common stock, $0.05 par value per share, of UCI Medical Affiliates, Inc. (the "Company") issuable pursuant to the terms of the following employee benefit plans:

     5,000 shares - UCI Medical  Affiliates,  Inc. Stock Option Plan for Charles
P. Cannon, representing the UCI Medical Affiliates, Inc. Stock Option Agreement dated March 27, 1997 by and between the Company and Charles P. Cannon.

     5,000 shares - UCI Medical Affiliates, Inc. Stock Option Plan for Thomas G. Faulds, representing the UCI Medical Affiliates, Inc. Stock Option Agreement dated March 27, 1997 and between the Company and Thomas G. Faulds.

     5,000 shares - UCI Medical Affiliates, Inc. Stock Option Plan for Ashby Jordan, M.D., representing the UCI Medical Affiliates, Inc. Stock Option Agreement dated March 27, 1997 by and between the Company and Ashby Jordan, M.D.

     5,000 shares - UCI Medical  Affiliates,  Inc. Stock Option Plan for Charles
M. Potok, representing the UCI Medical Affiliates, Inc. Stock Option Agreement dated March 27, 1997 by and between the Company and Charles M. Potok.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996;

     (b) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Registrant's fiscal year ended September 30, 1996; and

     (c) The description of the common stock, $0.05 par value, of the Registrant contained in the Registrant's Registration Statement on Form 8-A (File no. 0-13265), including any amendment or report filed for the purpose of updating such description.

        In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interest of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Officers and Directors.

         The Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law ("DGCL"). Currently, liability not subject to limitation under the DGCL includes liability
(i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        The above provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular situation, shareholders may not have an effective remedy against a director in connection with such conduct.

        The Registrant's Bylaws direct the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant or is or was serving at the request of the Registrant a director, officer or trustee of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        In the case of an action or suit by or in the right of Registrant such person shall be indemnified only to the extent of his expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit and no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        The Registrant Bylaws further provide that to the extent that a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The Bylaws provide that indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the Registrant is empowered to purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liabilities under the provisions of the DGCL.

        The Registrant's Bylaws provide that any indemnification provided for therein (unless required by law or ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in this provision. Such determination shall be made by (a) the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders of the Registrant.


        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the arrangements described above, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The exhibits listed on the Exhibit Index to this Registration Statement are incorporated herein by reference.

Item 9. Undertakings.

     (a) Rule 415 Offerings. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.


        (b) Incorporation of Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)   Indemnification  of  Management  and  Control  Persons.   Insofar  as
indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on October 15, 1997.

                                  UCI MEDICAL AFFILIATES, INC.

                                  By:   /s/ M.F. MCFARLAND, III, M.D.
                                  M.F. McFarland, III, M.D., Chairman of the
                                  Board and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    Signature                                      Title                            Date

/s/ M.F. MCFARLAND, III, M.D.
M.F. McFarland, III, M.D.                         Chairman of the Board and Chief            October 15, 1997
                                                  Executive Officer

/s/ JERRY F. WELLS, JR.                           Chief Financial Officer (principal         October 15, 1997
Jerry F. Wells, Jr.                               financial and accounting officer)

/s/ HAROLD H. ADAMS
Harold H. Adams, Jr.                              Director                                   October 15, 1997

/s/ CHARLES P. CANNON
Charles P. Cannon                                 Director                                   October 15, 1997

/s/ RUSSELL J. FRONEBERGER
Russell J. Froneberger                            Director                                   October 15, 1997

/s/ CHARLES M. POTOK                              Director                                   October 15, 1997
Charles M. Potok

/s/ THOMAS G. FAULDS                              Director                                   October 15, 1997
Thomas G. Faulds

/s/ ASHBY JORDAN, MD
Ashby Jordan, MD                                  Director                                   October 15, 1997


                                   Page II - 4

                                  EXHIBIT INDEX

    Exhibit
    Number                     Description
      5.1        Opinion of Nexsen Pruet Jacobs & Pollard, LLP.
     23.1        Consent of Price Waterhouse LLP.
     23.2 Consent of Nexsen Pruet Jacobs & Pollard, LLP (included in their opinion filed as Exhibit 5.1).